Exhibit 99.1

USA MOBILITY

Moderator: Vince Kelly
March 17, 2005
8:30 a.m. CT

Operator: Good day and welcome to USA Mobility’s Fourth Quarter and Year End conference call. Today’s conference is being recorded. Hosting today’s call for USA Mobility is Vince Kelly, President and CEO; and Tom Schilling, Chief Financial Officer.

At this time for opening comments, I will turn the call over to Mr. Kelly. Please go ahead, sir.

Vince Kelly: Good morning. Thank you for joining us for this company update. Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income, as well as other predictive statements or plans dependent upon future events or conditions. These statements represent the company’s estimates only as of the date of this conference call and are not intended to give any assurance as to actual future results.

USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the company believes to be reasonable based upon available information, they are subject to risks and uncertainties. Please review the risk factor section relating to our operations in the business environment in which we compete contained in our 2004 Form 10-K on file with the Securities and Exchange Commission for an understanding of these risks and uncertainties.

Please note that USA Mobility assumes no obligation to update any of the forward-looking statements in today’s conference call. Given that we are only four months into our merger and have only reported 46 days of combined operations, it’s unlikely that we will be able to respond to all of your questions, especially as they relate to future goals and expectations.

Slightly less than a year ago, we announced that Arch and Metrocall had executed a definitive merger agreement. On our March 29th, 2004 conference call, we discussed why we thought the merger made sense. We talked about significant synergies that could be realized from elimination of duplicative and redundant operations, functions and locations. We talked about cash flow generation sufficient to retire all of the debt incurred in connection with the merger as well as excess cash flow available for dividends, share repurchases or other uses as determined by USA Mobility’s Board of Directors. We talked about structuring the transaction so as not to represent a change of control for tax purposes under section 382 of the Internal Revenue code.

Almost a year later and four months into the merger, we believe that we are in the process of accomplishing all of these goals. As of today, we have repaid 73.5 million of the 140 million in debt we incurred in connection with the merger leaving us with 56.5 million outstanding.

Effective immediately on November 16th, 2004, we began to execute our integration plan. Since then we have implemented the following game plan. With respect to executive management, we’ve put together a team, in addition to myself, consisting of a Chief Operating Officer who is with us here today, (Stan Sech). He was formerly Metrocall’s Chief Operating Officer. And reporting to (Stan) are three divisional Presidents for the East, Central and West divisions as well as all selling and marketing functions and human resources.

We have a Chief Technology Officer, (Peter Barnett). He was formerly Arch’s Senior Vice President of Operations and Chief Information Officer. Reporting to Peter are all engineering, billing, customer service and inventory functions.

We have a Chief Financial Officer who is with us here today, Tom Schilling, formerly the Chief Financial Officer of (Cincinnati Bell). Reporting to Tom are all finance, accounting and treasury functions.

With respect to our operating systems, from an operating systems standpoint, we’ve chosen the best of the best by adopting Arch’s legacy (boss filling) system as well as Arch’s financial accounting, (telco) database and inventory management systems.

Additionally, we have adopted Metrocall’s legacy payroll and human resource systems as well as Metrocall’s legacy site lease database system. We expect to have the legacy Metrocall billing system converted into the Arch (boss) system by mid-summer. We’ve already converted Metrocall’s legacy (telco) database, and we have completed the purchase accounting into the legacy Arch loss and financial system. We’ve converted 100 percent of our employees onto Metrocall’s legacy payroll system, and we are in the process of consolidating Arch’s records into our site lease database.

With respect to our facilities, we have an headquarters here in Alexandria, Virginia where we have executive management, administrative functions, human resources and our eastern division hub. We have a technical operations center in Dallas, Texas where we house engineering, information systems as well as a call center and a distribution hub for our central and western divisions. We also have call centers in Pensacola, Florida and in Dallas, Texas. We have a national strategic accounts group in Alexandria, Virginia.

Our significant synergy opportunities are coming from three main expense drivers, our technical costs, our selling costs and our G&A costs. With respect to the technical cost savings, we’re getting those from consolidating the paging transmission networks and staff. They’re going to come from one-way network rationalization where we eliminate redundant locations, rent, (telco), utilities and staff, and they will come from two-way network rationalization where we eliminate an entire two-way network footprint. We’re going to combine satellite resources into one common transmission platform, and we will combine networking costs into one integrated network.

(Peter Barnett), our Chief Technology Officer, is responsible for the majority of our systems integration, including our technical networks and our billing systems conversion. Since both Metrocall and Arch had their own separate two-way networks, we will deconstruct one platform over the next five quarters. Approximately 2,100 transmitter sites will be decommissioned in a phased approach over this period. We expect to complete this project by the end of the first quarter next year.

Although we expect the sites will be decommissioned over the next year, we will be responsible for any lease obligations until the underlying lease agreements expire. Only about a third of these leases expire over the phase out period. We may attempt to negotiate early terminations on many of the remaining leases depending on the economics associated with these negotiations.

On the one-way networks, we’re still evaluating our rationalization opportunities, however, we expect to decommission approximately 900 one-way sites over the same timeframe. Similar to the two-way leases, we will not recognize the full benefit of this effort until all the underlying leases expire.

These transmitter decommission efforts represent removing approximately 14 percent of our total active sites and represent a significant effort over the next five quarters.

From a selling and marketing standpoint, our savings are coming primarily from eliminating redundant selling and marketing functions. We have a smaller combined sales force than we would have had if the two companies were still on a stand-alone basis, and we have retained the most productive sales representatives.

(Stan Sech), our Chief Operating Officer, is responsible for these selling and marketing efforts. Under his direction, following the merger date and through year-end, we integrated our sales function and eliminated more than 300 positions or 36 percent of the pre-merger selling and marketing staff. As of December 31st, 2004, our selling and marketing team consisted of 572 professionals selling our paging advanced messaging services. In 2005, we expect the number of professionals to remain relatively stable. However, we expect to close more than 40 sales locations in markets where we have duplicate office facilities.

With respect to our general and administrative savings, we’re getting those from consolidating to a single overhead infrastructure. That includes executive and management consolidation, combining facilities in common markets where we get synergies from salaries, office rent, (telco) and utilities. It includes combining customer service efforts from the field into central and national locations, and it includes removing redundant finance billing and administrative functions.

With respect to the billing system conversion, under the leadership of our (CTO Peter Barnett) and his team, we are very pleased with our progress and have targeted a Q3 conversion date. The billing system conversion is a key project because once complete we will be able to administer subscriber data entry, inquiry, billing and collections from one common platform, which provides us efficiencies in field sales efforts, information technology, customer service, collections and accounting.

Tom Schilling, our Chief Financial Officer, is responsible for finance and accounting integration and for working together with myself, (Stan), (Peter), and our Board of Directors to analyze, evaluate and update our long-term business plan.

Although we only had 46 days during the fourth quarter to begin the integration, we made sizeable strides in our efforts and set the stage for 2005. We have many talented managers and employees from both Arch and Metrocall too numerous to mention on this call who are veterans of our long-term industry consolidation and who understand the integration process well.

Needless to say, our integration efforts are aggressive and challenging but extremely necessary. As a result, there are uncertainties and risks associated with these activities, as well as our ability to achieve the timing and amount associated with the contemplated savings. However, reduction of the combined company’s operating expenses, such as those that we expect to occur as a result of our integration efforts, is obviously a necessity given the ongoing competitive challenges faced by the entire U.S.A. paging industry.

As you may recall from our previous discussion, since 1999, the number of subscribers receiving traditional paging services has fallen from over 40 million to less than 10 million today. On a consolidated basis, if you assume Metrocall and Arch had merged at the beginning of 2004, total subscribers of the combined company would have decreased by 1.7 million or 22 percent from 7.9 million to 6.2 million.

Although we believe the merger will have a positive influence on subscriber retention, we are still faced with considerable, intense and increasing competition from other messaging service providers that offer mobile data services on devices such as mobile phones, PDAs and BlackBerries with (the SMS) or WI-FI networks. In addition, our competitors have an ability to bundle their messaging services together with voice and data plans at prices competitive with our rates for alpha numeric and two-way paging.

The merger and our integration efforts will enable us to reduce our combined operating expenses over time to better combat these industry pressures. However, there can be no assurance that we’ll be able to reduce operating expenses in step with losses of revenue due to competitive and/or other economic pressures.

The good news is that we still believe in the long-term cost benefit proposition of paging, a customer basis comprised primarily of enterprise type users, including a majority of the Fortune 1000 companies, emergency service first responders, healthcare and government accounts. While the overall market is shrinking, we believe these accounts continue to recognize the benefits of paging, which include cost, coverage, (in building) penetration, reliability and battery life. USA Mobility is committed to providing cost effective reliable paging and wireless messaging solutions to our valuable customer base while executing our integration plans consistent with our strategy of operating a long-term, low cost wireless messaging platform.

As the operator mentioned, co-hosting the call with me today is Tom Schilling, our Chief Financial Officer who joined the company in January. Tom has an impressive background in the telecommunications industry, and we’re delighted to have him on the USA Mobility team. I’d like to turn it over to Tom to briefly recap some of the financial information and highlights from the quarter. Go ahead, Tom.

Tom Schilling: Thanks, Vince, and good morning. I will very briefly review the highlights from our reported financial results and also discuss certain performer results.

First let me explain that the merger of Arch and Metrocall was accounted for under the purchase method pursuant to FAS 141 and Arch was deemed the acquiring party primarily due to the fact that Arch’s former shareholders hold the majority of the USA Mobility shares.

Accordingly, the basis of Arch assets and liabilities were reflected at their historical basis, while Metrocall’s assets and liabilities are, were recorded based upon the purchase price and estimated fair values of its assets and liabilities as of the merger date.

The 2004 results filed with our Form 10-K reflect the results for Arch for the 12 months ended December 31st, 2004 and the results of Metrocall from November 16th through December 31st, 2004.

We reported revenue of $490.2 million for 2004 and $141.3 million for the fourth quarter, both of which include $38.5 million for Metrocall for the period from November 16th through December 31st. Excluding Metrocall, revenue would have been $451.7 million for 2004, a 24 percent decline from 2003. And fourth quarter revenue would have been $102.8 million, a 24 percent decline from the fourth quarter of 2003.

On a pro forma basis for the merger, Arch and Metrocall consolidated revenue would have been $788.7 million in 2004 compared to one billion, 15.4 million in 2003, a 22 percent reduction. Pro forma fourth quarter 2004 revenue was 179.9 million versus 232.5 million in the fourth quarter of 2003, a 23 percent decline.

With the decline in revenue there’s been much focus on reducing operating expenses. Reported 2004 operating expense was $461.1 million compared with reported operating expenses of $551.4 million in 2003. 2004 includes $43.2 million of operating expenses from November 16th to December 31st, 2004 for Metrocall. Excluding those expenses, operating expenses declined in 2004 by 24 percent compared to 2003.

Reported operating income was $29 million in 2004 compared to 46.1 of reported operating income in 2003.

Finally, as I mentioned, Arch was deemed the acquiring party, and we recorded $430.3 million in total assets for the Metrocall merger, including $75.3 million in current assets, $90.7 million in property, plant and equipment, $72.3 million in intangible assets, including customer lists, $39.8 million in deferred tax assets, and $151.8 million in goodwill.

With that, I’ll turn it back to Vince.

Vince Kelly: Thanks, Tom. With that, I’ll ask the operator to open the line up for questions. In the interest of time, we’re going to limit each caller to one question and one follow up to give everyone a chance, so operator.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, we ask that you please limit yourself to one question and one follow up to allow everyone an opportunity to ask a question.

Once again that is star one for questions. We’ll go first to Ethan Schwartz at CRT Capital Group.

Ethan Schwartz: Hi. This is the first question, can you — and I don’t know because I came on late, so I hope I didn’t miss this. Can you give us a dollar amount estimate for the five-quarter or through Q1 2005 lease savings that you expect? And can you also give us a sense of the age of the remaining leases that you’d still be liable for assuming that you don’t, that you aren’t able to renegotiate any better lease (frames) on those?

Vince Kelly: Ethan, we’re not going to give the projected lease savings for the next five quarters. There is in the 10-K, in the financial statement, a schedule that talks about what the minimum, you know, lease commitments are on a going-forward basis. But we don’t have, for purposes of this call, broken out today that information that you’re asking for.

Ethan Schwartz: OK. And then just as a follow up, what is your target number for sort of the minimum size of the network that you can run in terms of total transmitters, and as part of that, can you also tell us what is the size of the subscriber base and the transmitter base that’s right now devoted to non-900 megahertz customers, in other words, mainly the 400 megahertz or other non-900 band?

Vince Kelly: I’ll take that first part of that question, and then (Jeff Owens), our Senior Vice President of Engineering can chat a little bit about the second part of your question. But, you know, at the end of the year, Ethan, we had about 18,500 transmitters.

And going forward, we intend to continue reducing transmitters each year. If you were to get out to, say, 2009 or 2010 it wouldn’t be unreasonable to think that we could have roughly half the transmitters we have today. The issue you have, as I’m sure you could appreciate, it’s a complicated matrix because not only do you have to look at the channel loading, in other words, how many subscribers do you have on each frequency, and try to get to your optimal network rationalization configuration, but you also need to take a look at where physical transmitters are available in what markets with what coverage to make sure that you’re continuing to meet those customers needs, and then you need to overlay it with where you can get the best economics from the tower landlords.

I mean not all the landlords are equal. We generally try to get the lowest possible price we can. We’re trying to avoid escalators. We’re trying to avoid long-term commitments going forward because of the nature of our business. And so all that wraps into the analysis that is on going in terms of the network rationalization.

In terms of, you know, sites that are non-900, (Jeff), do you want to just comment on that for a little bit?

(Jeff Owens): Yes. We have VHF and UHF networks. We have probably around 1,400 VHF transmitters. We have probably around 600 UHF transmitters. That would comprise the non-900 megahertz footprints, and they’re, you know, distributed across the country in various markets.

Ethan Schwartz: OK. Thanks very much. I appreciate it.

Vince Kelly: Sure.

Vince Kelly: Next question.

Operator: We’ll go next to Chris Nicholls at GE Capital.

Chris Nicholls: Hey guys.

Male: Hi.

Chris Nicholls: I just wanted to get a sense for how the sort of customer churn is currently going and how that compares to sort of sales productivity and the top line trend, if you could comment a little bit on that.

Vince Kelly: In terms of customer churn, and I think in the back of the press release we put a schedule that showed kind of how the unit and service decline was rolling forward. And you can look on there and you can see that overall on a total basis, on a pro forma basis, the net cancellations have been slowing down each quarter over time. It was 499,000 for the first quarter, down for 431 in the second, 386 in the third and 384 in the fourth.

So it’s marginally slowed down, and it’s been flat in the direct side of the business, and it’s slowed down a little bit more aggressively in the indirect side of the business. We’re still seeing, you know, cancellations. We’re still losing, you know, customers to other technologies. We still have, I think, a challenge ahead of us in terms of continuing to, you know, retain customers in the light of some of this competition. What we do and what we focus on with our selling and marketing efforts are the benefits of paging, which really is the size of the geographic footprint, the in building penetration, the cost, quite frankly.

Those benefits are very attractive to certain user groups, certain communities of users, and very large customers, large Fortune 1000 type of accounts, or if you’re an emergency or first responder. So that’s really where we’re focusing our efforts right now.

(Stan), do you want to talk about the productivity?

(Stan Sech): Yes. And generally speaking, where we are pursuing business is with the users that currently use it. So they’re already convinced. They know the benefits of it. So we are increasing the penetration in the healthcare market, the government sector and the large enterprise pretty much because those people continue to use it and know its benefits.

We are, you know, grossing, in the direct side, approximately over 100 units per salesperson in terms of trying to do enough (grosses) for those people, but it’s a combination of new business, add on and penetration into those accounts.

Male: And we should also add that we’ve reorganized our selling and marketing efforts to more closely align it around a vertical structure than necessarily the historic kind of bi-geographic region structure. We’ve got a person in charge of national accounts, which really deals with the big Fortune 1000.

We’ve got a person in charge of the healthcare industry, and we’ve recently hired a person to run our government sales initiatives because really when you look at these user communities, these (affinity) groups, they have common applications and common needs, and we think that going forward that will be a better way to manage the selling and marketing function.

Chris Nicholls: OK. And just as a follow on to that, is the, you know, how do you expect the, sort of the sales product or the sales force reduction to, you know, impact sort of your net trajectory going forward?

Stan Sech: Well we expect, as I said, to accommodate the grosses of that sales to those customers an increase in the penetration. At the moment, the direct side is approximately equally the disconnects on that side. So we think in that sector of the business we should be able to gross enough, get increased productivity from the larger bases of the two businesses together to offset any churn in that sector.

[CORRECTION: DISCONNECTS IN THE DIRECT CHANNEL ARE APPROXIMATELY DOUBLE THE GROSS SALES ON A MONTHLY BASIS].

Chris Nicholls: Thank you very much.

Operator: We’ll go next to Matt Turk at Brahman Capital.

Matt Turk: And my question has already been asked. Thank you.

Vince Kelly: OK.

Operator: Thank you. And next we’ll go to Wayne Cooperman at Cobalt Capital.

Wayne Cooperman: Question, in the, did you guys do anything in the fourth quarter with the merger to kind of clean up the sub base a little base that may have distorted the numbers? Or you didn’t really do anything like that?

Vince Kelly: No, no.

Wayne Cooperman: Got you. And, this looks like you’ll be kind of debt free pretty soon. Could you comment on the, kind of, use of the cash going forward?

Vince Kelly: You know, we have paid our debt down to 66 and a half million, and obviously we continue to generate a significant amount of cash, and I think that, you know, at some point in the not too distant future, certainly within the anniversary date of the merger, the debt will be paid off and we’ll be accumulating cash. Our board is going to look at that.

We have not come to any conclusions yet as to what we do with it. Obviously it’s your cash. It belongs to the shareholders. Our largest shareholder sits on our Board of Directors, so I think you can take some comfort in that that whether it’s dividends, whether we look at share repurchases, those would be the primary, I think, uses of the cash.

I also should state, just from a strategic standpoint, you know, I kind of look at 2005 and break it into two segments, kind of the first half of the year is really all about integration and really getting ourselves as efficient as possible and as cash flow efficient as possible. And the second half of the year is about, you know, strategically what do we want to do?

Not just in terms of giving cash back to our shareholders, but are there other selective things that we could do in terms of other paging, acquisitions where we could find companies that we think we could still generate significant synergies with, if we think we could create more value over the long-term, would we be willing to deploy some capital in order to affect some of those acquisitions? You know, maybe.

We haven’t, you know, targeted that right now. As I said, I think the first half of this year we’re going to focus completely on integration and really getting our organization functioning efficiently. And then I think in the second half of the year, we’ll make some decisions as to what to do with respect to the cash.

Wayne Cooperman: All right. Can you (get date) — you can make more paging acquisitions given the (FTC) process, does that (lead a bit) open for more acquisitions?

Vince Kelly: You know, I mean if we do an acquisition over $50 million in value, as I understand it, we’ve got to do an (HSR) filing and get reviewed. That doesn’t mean we won’t be allowed to do it. I obviously, as I’m sure some of you were, we’re frustrated by the fact that, you know, it took us a little longer than we thought it would to get through the last time around given the dynamics that are going on...

Wayne Cooperman: ... lay out any particular policy on a go forward basis ...

Vince Kelly: No. No, they don’t do that. That’s not the way it works, but, you know, acquisitions less than $50 million, you know, you can go ahead and do those without really having to do an (HSR) filing, and I wouldn’t think that those, that would be an issue.

Now having said that, I want to make it clear, you know, some acquisitions might make sense for us, some might not. I mean it depends on a lot of factors, where the operator is, what their frequencies look like in terms of what their network infrastructure looks like, how easy it is for us to integrate and fold them in together.

I mean clearly the best, you know, combination that this industry could have done was, you know, from an integration standpoint was the Metrocall/Arch combination just because we looked very similar in many, many respects. But there may be other companies out there that are smaller, that we can integrate well, and it’ll be marginally, you know, accretive to us going forward, and we will look at that. There may be some larger ones out there that we do have to go through, you know, an (HSR) filing and I can’t handicap that for you right now.

Obviously we wouldn’t try to announce something that we didn’t think could get done. But, you know, you never know in the regulatory environment. It seems to us that since we announced our merger and since we closed, a lot of other, you know, wireless acquisitions were announced, and you know, I would think if some of those are allowed to proceed, I’m not sure in the environment we’re in, I can’t for the life of me figure out why we wouldn’t be allowed to proceed with consolidating other paging assets.

Wayne Cooperman: Got you. All right, thanks a lot.

Vince Kelly: Sure.

Operator: And as a reminder, press star one if you do have a question. We’ll go next to Sam Martini with Cobalt Capital.

Sam Martini: Hi, guys. Sorry for the duplicative firm. Just a couple of clarifications, Vince. It looks like you guys should be debt free basically in the middle, the early part of Q2. Am I missing something?

Vince Kelly: You know, Sam, I want to stay away from making projections right now. In this environment, as you could appreciate, we get lectured on a regular basis as to not projecting right now. I think we’re going to focus on integrating and you should know, we have a laser like focus on becoming debt free and we will do so as soon as possible.

Sam Martini: OK. Thanks.

Operator: And next we’ll go to Stuart Quan with Zander Capital.

Stuart Quan: Hey, Vince. You mentioned the debt balance being 66 and a half million as of March 1st.

Vince Kelly: Right.

Stuart Quan: What was the cash balance?

Vince Kelly: We didn’t report the March 1st cash balance did we guys?

Male: No.

Vince Kelly: No. We didn’t report it, so I want to stay clear on doing this right now.

Stuart Quan: OK. And then when you look at the $47 million of cash on the balance sheet as of December 31st ...

Vince Kelly: Right.

Stuart Quan: ... I understand that there’s no prepayment penalties on the credit facility. What’s stopping you from taking some of that cash and prepaying the facility?

Vince Kelly: Nothing Stuart, and we actually did subsequent to the balance sheet date and hopefully if you guys stay tuned, you’ll see that we will continue to do so.

Stuart Quan: What level of cash do you need just to run the business?

Vince Kelly: You know, in general, I think I’d like to have around 25 million or so on the balance sheet, on an ongoing basis, simply because if you look at the way the cash flows in one of these organizations, there’s certain periods where you have a big (use). At the end of every month or the first of the month you have to pay all your rents to your site lease landlords, that your biggest kind of one time thing.

Once every two weeks you have a payroll, you know, that’s your next biggest thing, and sometimes those two things come at the same time, so in general 25 million. I think, you know, you get to the second half of the year, you could start to lower that because we’ll be lowering some of those expenses that I just talked about, but that’s generally where we feel good.

Stuart Quan: OK, thank you.

Operator: And one last reminder, if you do have a question, please press star one now. We’ll go back to Sam Martini at Cobalt Capital.

Sam Martini: Just one last question, I got on late. Tom or Vince, did you guys talk about transmitter reductions and your cost of service rental maintenance? I’m trying to, I’m trying to backfill to get to, we made our projections from the, on the top line from the, from the filing almost a year ago now.

But I’m trying to just, I’m trying to understand, given the late close of the merger, where we stand in terms of — I guess if you could just go down, can we go down the projections that were laid out last May, looking at the synergies that were projected versus what were achieved, any cost of transmitter reductions versus cost benefits for reducing those transmitters, et cetera, to help us kind of normalize for the 50 extra days we spent fighting over the merger?

Vince Kelly: Let me talk about in general terms the transmitter reduction plan. And I don’t know when you joined the call. We mentioned briefly what we’re doing. You know, this year and through the end of the first quarter of next year, we’re going to take out roughly 900 one-way transmitters and we’re going to take out roughly 2,100 two-way transmitters, effectively, Sam, what’s going on is, you know, Metrocall had a two-way network.

Arch had a two-way network. We really don’t, we don’t need two two-way networks. We need one, so that’s where the 2,100 transmitters come from. As we take those transmitters out, we are going to get savings from the site leases associated with those reductions. However, we don’t have a linear relationship with respect to that, the transmitter reductions and the site leases because of master lease agreements, contractual obligations that go on for some period of time. So as said another way, we’ll take a lot of sites out in 2005.

We’ll get about a third of the benefit from an income statement standpoint in 2005 from doing that. The other two thirds will flow in in 2006 and 2007 when some of those contractual, or think of them as take or pay type contracts, expire. So that’s basically, and that was always baked into our plan from day one. And that’s consistent with what we’re doing.

With respect to walking down the income statement, we’re not going to, that was in the supplement to the merger agreement proxy, we’re not going to do that. That obviously was put in there as a result of settlement negotiations and a shareholder purported class action lawsuit, and we put it in there. We said in that supplement we weren’t going to be updating those projections or showing comparisons to those projections.

We’re very focused on the transmitter and site lease reduction plan as you’re well aware. It’s one of the bigger areas of our cost. Headcount being the number one cost area, site rents being the number two cost area, and (telco) being the number three cost area. And (Jeff Owens) and (Peter Barnett) and their team are on plan, working very hard to get to our transmitter and our paging terminal targets for 2005. And I’m confident that those guys know what they’re doing and will achieve those targets.

Sam Martini: And just, roughly the site lease rates about $500 a month, is that right?

Vince Kelly: Why don’t you, (Jeff), talk about it because it’s different one-way versus two-way, and it’s different in size of, you know, big landlords versus, you know, what we’re seeing out there in the market for smaller landlords.

(Jeff Owens): If you look at the aggregate of all of our sites, the total sites and total number of average site rents, our average site rent ends up around $600, and that’s across all different frequency bands, one-way, two-way, 900 megahertz, UHF, VHF. But then when you go in and you look at, you know, typically one-way sites, one-way sites the average site rental is around $550, two-way site rental is around $1,000.

So it’s almost twice what a one-way site rental is. So either you can, you know, kind of, you know, back into things if you want to, you know, look at the numbers that Vince told you is long-term was what we’re looking at for site rent savings, but that’s kind of the way that it works out.

And then when you go in and you look at the large (massed released) holders, those site rent savings are different. The average site rents in the larger is probably in the $700 range, and for some of the smaller guys it’s probably in the $400 range. So that’s how you kind of get into the numbers that I was just talking to.

Sam Martini: So the quick math, regardless of timing to Tom’s point, is that you take out $100 a month on 3,000 sites, which that should be roughly the savings. Right? Times 12, which gets us to, you know, 22 million a year in savings. It’s just a matter of when you get the full benefit.

Male: It’s a timing. Exactly, Sam, I mean it’s, you know, there’s a natural delay in the savings from the deconstruction. Obviously you want to do the deconstruction because that allows you to get other efficiencies, particularly on the (telco) side and just on the maintenance side from an engineering standpoint and a headcount standpoint.

You want to get ahead of that power curve, which the guys are doing, but there is a natural delay. And there’s more to it because we also have then to negotiate with landlords. It’s very competitive out there now a days between the actual tower landlords themselves. And a lot of them are coming to us saying, hey, move over, you know, to me. I’ll give you lower rates.

And we say, well it’s going to cost us money to do that and we don’t, we don’t have a big capital budget, so we really don’t want to spend a lot of money to deconstruct and reconstruct, and they say, well wait a second. We want your business so bad, you know, we’ll pay you in terms of credits for your rent to move over to us. And so all that analysis, you know, the guys have an army of people going through that analysis right now and doing these negotiations. All that will also impact what you just said, hopefully to the positive.

Sam Martini: Got it. And obviously there’s no, you guys are leaving the network at a level that if you wanted to further consolidate paging companies it would support those mergers?

Male: Absolutely.

Sam Martini: And just a final question on your tax, your tax paying status. When do you guys assume, given what you know today, you’ll be a cash taxpayer?

Vince Kelly: At this point, not until 2008 to 2009.

Sam Martini: Thanks, guys, good luck.

Vince Kelly: Thanks, Sam.

Operator: And there are no further questions. Mr. Kelly, I’ll turn the conference back over to you.

Vince Kelly: OK, once again, thank you for joining on the call this morning. As you can tell, we’re excited about USA Mobility and look forward to a successful year. We’re ready to get back to business and focus on executing our sales and integration plans, and have a great day. Thank you.

Operator: and that does conclude today’s conference. Again, thank you for your participation.

END